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                         MED/WASTE INC. AND SUBSIDIARIES

             EXHIBIT 11 - COMPUTATION OF NET INCOME (LOSS) PER SHARE



                                                 1996              1995
                                             ------------      ------------

NET INCOME (LOSS)                             $  215,326       $ (1,748,926)
                                              ==========       ============
WEIGHTED AVERAGE SHARES OUTSTANDING            2,043,065          1,878,337
                                              ==========       ============
NET INCOME (LOSS) PER SHARE                   $      .11       $       (.93)
                                              ==========       ============